UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 17, 2014

Quest Solution, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-09047	20-3454263
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2580 Anthem Village Dr. Henderson, NV	89052
(Address of principal executive offices)	(Zip Code)

(702) 399-9777

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On November 17, 2014, Quest Solution, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Bar Code Specialties, Inc., a California corporation (“BCS”), and David Marin, the sole stockholder of BCS (the “BCS Stockholder”).  Pursuant to the Agreement, the Company has agreed to purchase all outstanding shares of common stock of BCS held by the BCS Stockholder (the “Transaction”) for an aggregate purchase price of $11 million (the “Purchase Price”).  The Purchase Price is payable in the form of a secured subordinated convertible promissory note (the “Stockholder Note”) due in five years, to be issued to the BCS Stockholder.  The Purchase Price is subject to certain adjustments after the closing of the Transaction based on the amount of working capital of the Company on the date of the closing (the “Closing Date”).  The Stockholder Note is convertible any time at the election of the holder into shares of common stock of the Company (the “Common Stock”) at a conversion price of $2.00 per share.   The Company expects the closing to occur on or about November 19, 2014, or as soon thereafter as reasonably practicable.

The Agreement includes customary representations, warranties and closing conditions, including the Company having an amendment to its existing promissory notes dated January 18, 2014 payable to Kurt Thomet and George Zicman (the “Restated Notes”).  The conversion price of a portion of the Existing Notes is to remain at $1.00 per share and the amount of the indebtedness under the Existing Notes that may be converted into the Company’s Common Stock will not be changed.  The Stockholder Note and the Existing Notes are collectively referred to herein as the Notes.

The Notes will bear interest at a fixed rate of 1.89% per annum.  The principal balance and accrued interest on the Notes will be paid in quarterly installments, and the amount of each such quarterly payment will be equal to the greater of $51,975 per quarter or the Note holder’s pro rata share of the Maximum Payment (based on their original principal balance of the Notes).  For the purposes of all of the Notes, the “Maximum Payment” for each quarter shall be equal to 35% of the net income of the Company and its subsidiaries on a consolidated basis less (i) the Company’s consolidated interest expense, provision for taxes, depreciation and amortization and (ii) the amount of any required payments on certain senior indebtedness up to $8 million.  The Restated Subordinated Notes also provide that the minimum payment on the Existing Notes shall not be less than $2,000,000 of the principal balance of and accrued interest on the Restated Notes (which expressly includes the quarterly payments referenced above) which shall be paid no later than December 31, 2015.

The Subordinated Notes contain customary events of defaults, including failure to make payments under the Notes and other indebtedness, voluntary and involuntary bankruptcy and a change of control of the Company.

On the Closing Date, the Board of Directors of the Company will grant the BCS Stockholder two stock options to purchase an aggregate of 2,500,000 shares of Common Stock: (i) a time-vested stock option to purchase 1,500,000 shares based on the duration of the BCS Stockholder’s service with the Company; and (ii) a performance stock option to purchase 1,000,000 shares based on the achievement of specified revenue and net income milestones of the Company.

The description above is only a summary and qualified in its entirety by the Agreement, the subordinated Notes and the Security Agreement, copies of which will be filed by the Company as exhibits to the Company’s Current Report on Form 8-K to be filed in connection with the closing of the Transaction.

On November 18, 2014, the Company announced the Transaction in a press release, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K, which is incorporated by reference to this Item 1.01.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

The disclosures set forth in Item 1.01 above are incorporated by reference in this Item 2.03.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits.

Exhibit Number	Description of Document
99.1	Press Release dated November 18, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

November 19, 2014	Quest Solution, Inc.

/s/ Jason F. Griffith, CPA
Chief Executive Officer

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